Exhibit 10.4

SALES COMMISSION AGREEMENT

THIS AGREEMENT is made on this eighth day of June, 2007, between

NovaSoft Information Technology Corporation, a New Jersey corporation having its corporate offices at 181 Washington Street, Suite 525 Conshohocken, PA 19428 (hereinafter referred to as “ Novasoft” which expression shall mean and include its representatives, successors and permitted assigns) of the ONE PART;

AND

Intelligroup Europe Ltd, a company incorporated under the laws of England and Wales, and having its registered office at Challenge House, Sherwood Drive, Bletchley, Buckinghamshire, MK3 6DP (hereinafter referred to as “Intelligroup” which expression shall mean and include its representatives, successors and permitted assigns) of the SECOND PART.

WITNESSETH:

WHEREAS

1.	Novasoft is engaged in the business of providing IT consultancy, support and such other services to its customers.

2.	Intelligroup is, inter alia, engaged in the business of providing IT consultancy, support and such other services to its customers.

3.	There are certain proposals in pipeline presently being pursued by Novasoft or its affiliates.

4.	Intelligroup desires to pursue such pipeline proposals and for that purpose the Parties hereto are desirous of entering into a sales commission arrangement as envisaged under this Agreement.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein and for good and valuable consideration, intending to be legally bound hereby, the Parties agree as follows:

1.	PRELIMINARY

1.1	Definitions

1.1.1	“Agreement” shall mean this agreement, annexures and schedules including any written modification and amendment thereof signed by the Parties.

1.1.2	“Closing” shall mean the date agreed upon by the Parties, which shall be within 8 weeks from the date of execution of this Agreement, on which date the terms of this Agreement shall become effective.

1.1.3	“Contract Price” shall mean the total committed dollar value set forth in the contract(s) with the Pipeline Customer(s).

1.1.4	“Pipeline Proposals” shall mean the business proposals presently being pursued or followed up by Novasoft or its affiliates and which are not yet consummated, which are enumerated in Schedule A.

1.1.5	“Pipeline Customers” means the parties referred to in Schedule A with whom the Novasoft or its affiliates are perusing or following up for the Pipeline Proposals.

1.1.6	“Party” - The term “Party” shall mean the Novasoft and Intelligroup individually and the “Parties” shall mean the Novasoft and the Intelligroup jointly.

1.2	Rules of Interpretation

In this Agreement unless the context requires otherwise, references to recitals and clauses are references to recitals and clauses of and to this Agreement unless otherwise stated.

1.3	Headings

The headings in this Agreement are inserted for convenience only and shall not be taken into account in the construction of any provision of this Agreement.

2.	Pipeline Proposals

Intelligroup acknowledges that Novasoft or its affiliates are in dialogue with the Pipeline Customers in respect of the Pipeline Proposals and they have spent considerable time and resources in the direction of converting the Pipeline Proposals into firm contracts.  Notwithstanding anything to the contrary contained herein, the decision to enter into a firm contract rests solely with Intelligroup.  Nothing contained herein shall be construed to require Intelligroup to enter into contracts on terms which are not acceptable to Intelligroup.

3.	CONSIDERATION

In consideration of the efforts made by Novasoft and its affiliates, Intelligroup agrees to pay to Novasoft sales commission, as given below, for the Pipeline Proposals which may be firmed up as contracts by Intelligroup or its subsidiaries, associates, affiliates etc. within a period of 2 years from the Closing:

(a)	an amount equivalent to 20% of the Contract Price of each of the contract entered into in respect of each of the Pipeline Proposals; and

(b)	such payment shall be made by Intelligroup within 45 days from the date of entering into a contract in respect of each of the Pipeline Proposals;

Provided that the total consideration to be paid by Intelligroup to Novasoft under this clause 3 shall not exceed two million US dollars ($2,000,000).

4.	CLOSING

Subject to the terms and conditions hereof, it is expected that the Closing shall take place at the offices of the Intelligroup on July 15, 2007 or on such date or place as the Parties may agree upon.  The Parties agree that the Closing shall in any event take place within 8 weeks from the date of execution of this Agreement failing which this agreement shall stand terminated without any further acts of the Parties.

5.	Covenants

Intelligroup hereby covenants that it shall intimate Novasoft in writing, within 7 days from entering into a contract in respect of each of the Pipeline Proposals, the details of such contract(s) including Contract Price thereof and the consideration payable by Intelligroup to Novasoft pursuant to Clause 3 hereof.

6.	REPRESENTATIONS AND WARRANTIES

6.1	NOVASOFT’S REPRESENTATIONS AND WARRANTIES

6.1.1	Organization

The Novasoft is a company duly incorporated and validly existing under the laws of New Jersey, U.S.A.

6.1.2	Authority

This Agreement and the transaction contemplated hereby have been duly authorized and all requisite corporate actions on the part of the Novasoft which are necessary in order to enable Novasoft to enter into and perform the same have been obtained. This Agreement constitutes a valid and binding obligation enforceable against Novasoft in accordance with its terms.

6.1.3	Disclosure.

No representations or warranties made by the Novasofts in this Agreement omits to state any material fact necessary to make such representations or warranties not misleading.

6.2	INTELLIGROUP’S REPRESENTATIONS AND WARRANTIES

6.2.1	Organization.

Intelligroup Europe is a corporation duly organized and validly existing under the laws of England and Wales.

6.2.2	Corporate Authority.

This Agreement and the transaction contemplated hereby have been duly authorized and all requisite corporate actions on the part of Intelligroup which are necessary in order to enable Intelligroup to enter into and perform the same have been obtained. This Agreement constitutes a valid and binding obligation enforceable against Intelligroup in accordance with its terms.

7.	GENERAL

7.1	Notices.

All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally of, if mailed, four days after the date of deposit in the mail, if addressed :

(a)	in the case of the Assignor, to:
NovaSoft Information Technology Corporation,
181, Washington Street, Suite 525
Conshohocken, PA 19428
Attention: CEO

(b)	in the case of the Assignee, to:
Intelligroup, Inc.
499 Thornall Street, 11th Floor
Edison, NJ 08837
Attention: Legal Department

or to such other address or to such other person as the Intelligroup or the Novasoft shall have last designated by notice to the other parties given as herein provided.

7.2	Modification.

This Agreement contains the entire agreement among the Parties hereto with respect to the transactions contemplated herein. All prior negotiations, agreements and the understandings are superseded hereby. This Agreement shall not be modified or amended except by any instrument in writing signed by or on behalf of the Parties hereto.

7.3	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of U.S.A.

7.4	Binding Effect.

This Agreement shall be binding upon the parties and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective Parties hereto.

7.5	Transaction Expense.

Notwithstanding anything else in the Agreement to the contrary, the parties hereto shall each be responsible for the payment of any and all of its own expense, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement.

7.6	Assignment.

None of the parties shall assign any of their rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

7.7	Announcements

Save and except the announcements, statement or circular required pursuant to any law or regulation, no announcement, statement to the press or circular relating to any matters referred to in this Agreement shall be made or issued by or on behalf of any of the Parties prior to the Closing, without the prior written approval of the other party hereto.

7.8	Dispute Resolution

In the event of any dispute, differences or claim(s) arising out of or in connection with or relating to this Agreement, the Parties shall attempt to first resolve such dispute, difference or claim(s) through discussions between the senior executives or chief executives of the Parties.

If the dispute is not resolved through such discussions within 30 days after the receipt of written notice for mutual discussions, the dispute, difference or claim(s) shall be finally settled by arbitration under the United Nations Commission on International Trade Law Arbitration Rules (the “UNCITRAL Rules”) as are in force at the time of any such arbitration.  .  For the purpose of such arbitration, the Parties shall mutually appoint a three arbitrator panel. In the event the Parties fail to appoint such panel of three arbitrators, then each party shall appoint one arbitrator and the two arbitrators so appointed shall mutually agree upon the appointment of the third arbitrator in accordance with UNCITRAL Rules. All arbitration proceedings shall be conducted in English language and the place of arbitration shall be in New York, NY. The arbitration award shall be binding on and non - appealable by all the parties. Judgement upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order to enforcement, as the case may be. The cost of arbitration shall be borne by the losing party.

The Parties agrees that notwithstanding that a matter may be referred to arbitration as provided herein, the Parties shall nevertheless, pending the resolution of the controversy or disagreement, continue to fulfil their obligations under this Agreement, so far as they are reasonably able to do so.

In Witness whereof the parties to this Agreement have signed this Agreement on the date and place mentioned above:

NovaSoft Information Technology Corporation, U.S.A.

Name:

Title:

Intelligroup Europe Ltd

Name: Alok Bajpai

Title: Director

SCHEDULE A

List of Pipeline Proposals/Pipeline Customers

Sl No	Customer / Prospect	Oppurtunity	Value (GBP)	Remarks

1	Siemens Turbo Machinery	Atlas Consolidation	65000	Proposal Submitted. Awaiting Customer Decision.
2	Siemens Turbo Machinery	UkI1 Business Service Separation	NA
3	Samsung	SAP Support Consolidation	NA
4	Intermec Corporation	Offshore Support	NA
5	Linklaters	SAP Duet Implementation	NA
6	Linklaters	SAP CRM Upgrade	NA
7	Corus International	MS Axapta Implementation	NA
8	Wheelabrators	MS Axapta Implementation	NA